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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE                               CONTACT:  LES VAN DYKE
                                                    DIRECTOR, INVESTOR RELATIONS
                                                                  (281) 492-5370

     DIAMOND OFFSHORE REPORTS ON STATUS OF RIGS FOLLOWING HURRICANE KATRINA

Houston, Texas, August 30, 2005 -- Diamond Offshore Drilling, Inc. (NYSE:DO) today reported that the jack-up drilling rig Ocean Warwick could not be found on its drilling location during a search by fixed-wing aircraft early this morning. The rig was located on Main Pass Block 299, approximately 12 miles off the coast of Louisiana in about 200 ft. of water prior to passage of hurricane Katrina. Additional search efforts are under way in an attempt to determine the disposition of the 300-ft. independent cantilever rig. The Warwick is insured for approximately $50 million net of applicable deductibles and has a book value of approximately $14 million.

In addition, Diamond Offshore said that the semisubmersible drilling rig Ocean Voyager broke free from its moorings in the aftermath of hurricane Katrina and has been located approximately 9 miles north of its pre-storm location on Mississippi Canyon Block 711. A limited crew re-boarded the Ocean Voyager this morning in order to secure the unit and to further assess its condition. The U.S. Coast Guard has been notified of both situations.

The Voyager and Warwick, like all Diamond Offshore conventionally moored and jack-up rigs located in the Central and Eastern Gulf of Mexico, had been secured and personnel evacuated prior to hurricane Katrina passing through the area. Initial fly-bys of other Company rigs in the path of hurricane Katrina have not indicated any damage. However, Diamond Offshore will not be able to make a complete assessment of the condition of all of its rigs until personnel are able to re-board the units over the next few days.

Diamond Offshore provides contract drilling services to the energy industry around the globe and is a leader in deepwater drilling.

Statements in this press release may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended, and are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those anticipated or projected. A discussion of the risk factors that could impact these areas and the Company's overall business and financial performance can be found in the Company's reports and other filings with the Securities and Exchange Commission. These factors include, among others, potential damage to or loss of equipment and resulting loss of contracted revenue due to hurricane Katrina, general economic and
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business conditions, casualty losses, industry fleet capacity, compliance with governmental regulations, and various other matters, many of which are beyond the Company's control. Given these concerns, investors and analysts should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any forward-looking statement is based.

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